EXHIBIT 99.1

Marlin Business Services Corp. Declares Special Dividend

MOUNT LAUREL, N.J., Sept. 14, 2015 (GLOBE NEWSWIRE) -- Marlin Business Services Corp. (NASDAQ:MRLN) today announced that its Board of Directors has authorized the declaration of a special dividend of $2.00 per share. The special dividend is payable on October 5, 2015 to shareholders of record as of September 24, 2015.  The Company's Board does not expect the special dividend to affect the payment of the regular quarterly dividends, which remain subject to Board approval.

"Marlin's strong balance sheet and earnings capacity has put the Company in a position to return excess capital to our shareholders.  Along with the Company's regular quarterly dividend and stock repurchase program, this special dividend further demonstrates our commitment to prudently manage capital and total shareholder return," said Daniel P. Dyer, Marlin's co-founder and Chief Executive Officer.

"The Company maintains a strong capital position and payment of the special dividend will not change that in any way, nor will it be an obstacle to our strategic growth plans," said W. Taylor Kamp, Marlin's Chief Financial Officer.  "The payment of additional cash dividends, coupled with our continued execution on the $15 million stock repurchase program authorized by the Board in July 2014, strongly reflect the Company's commitment to our shareholders and the Board's confidence in the Company's business strategy," said Mr. Kamp.

About Marlin Business Services Corp.

Marlin Business Services Corp. is a nationwide provider of commercial lending solutions for small and mid-size businesses. Through its wholly-owned operating subsidiary, Marlin Business Bank, Marlin provides innovative commercial financing programs. Our equipment financing and loan products are offered directly to businesses, and through third party vendor programs, which includes manufacturers, distributors, independent dealers and brokers. Since its inception in 1997, Marlin has extended credit to over a quarter of a million business customers. Our mission is to offer convenient financing products while providing the highest level of personalized customer service. Marlin is publicly traded (NASDAQ:MRLN). For more information about Marlin, visit www.marlincorp.com or call toll free at (888) 479-9111.

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words "anticipate," "believe," "expect," "estimate," "plan," "may," "intend" and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding, market, competitive, legal and/or regulatory factors, among others, affecting our business are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors is contained in our filings with the Securities and Exchange Commission, including the sections captioned "Risk Factors" and "Business" in the Company's Form 10-K filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Investor Relations Dept.
         (877) 864-MRLN (6756)
         investorrelations@marlincorp.com